                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                              ------------------

                                 SCHEDULE 13D

                Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                          MISSION WEST PROPERTIES
-------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  60520020-3
-------------------------------------------------------------------------------
                               (CUSIP Number)

              Michael Knapp, Secretary, Berg & Berg Enterprises, Inc.
                    10050 Bandley Drive, Cupertino,  CA 95014
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                            and Communications)

                              with a copy to:

                  Alan B. Kalin, Esq., Graham & James LLP
         600 Hansen Way, Palo Alto,  CA  94304-1043; (650) 856-6500
-------------------------------------------------------------------------------

                             November 12, 1997
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)



   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

        Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  60520020-3


-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons BERG & BERG ENTERPRISES, INC. , FOR ITSELF AND THE PERSONS IDENTIFIED ON EXHIBIT 1 TO THIS SCHEDULE 13D/A

-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)

                WC
-------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e)

-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    California
                                            -----------------------------------
-------------------------------------------------------------------------------
Shares Bene-
ficially       (7)  Sole Voting Power        27,333
Owned by                                     ------------------------
Each Report-   (8)  Shared Voting Power      1,097,959
ing Person                                   ------------------------
With           (9)  Sole Dispositive Power   27,333
                                             ------------------------
               (10) Shared Dispositive Power   0
                                             ------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  1,097,959

-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   73.1%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   CO
                                                   ----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3


-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons BERG & BERG DEVELOPERS
             ------------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)

                    Not Applicable
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                        --------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    California
                                             ----------------------
-------------------------------------------------------------------------------
Shares Bene-
ficially       (7)  Sole Voting Power    0
Owned by                                 --------------------------------------
Each Report-   (8)  Shared Voting Power  1,097,959
ing Person                               --------------------------------------
With           (9)  Sole Dispositive Power   0
                                             ----------------------------------
               (10) Shared Dispositive Power  27,333
                                             ----------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  1,097,959
                                                                   ------------
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11    73.1%

-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   PN
                                                   ----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons CARL E. BERG
             ------------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)

              Not Applicable
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)

-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                            -----------------------------------
-------------------------------------------------------------------------------
Shares Bene-
ficially       (7)  Sole Voting Power   53,071
Owned by                                ---------------------------------------
Each Report-   (8)  Shared Voting Power 1,097,959
ing Person                              ---------------------------------------
With           (9)  Sole Dispositive Power        0
                                              ---------------------------------
               (10) Shared Dispositive Power    27,333
                                              ---------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   1,151,030
                                                                    -----------
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11          76.7%
                                                            -------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above
     Persons
                 Clyde J. Berg
                 --------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)

                                         Not Applicable
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)

-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                             ----------------------------------
-------------------------------------------------------------------------------
Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                                ---------------------------------------
Each Report-   (8)  Shared Voting Power 1,097,959
ing Person                              ---------------------------------------
With           (9)  Sole Dispositive Power      0
                                             ----------------------------------
               (10) Shared Dispositive Power    27,333
                                             ----------------------------------

-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person    1,097,959
                                                                    -----------

-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11       73.1%
                                                            -------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                   ----------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons CARL E. WARDEN
             ------------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)  PF
                                         --------------------------------------
-------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e)
             ----------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                            -----------------------------------
-------------------------------------------------------------------------------
Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                                ---------------------------------------
Each Report-   (8)  Shared Voting Power 117,333
ing Person                              ---------------------------------------
With           (9)  Sole Dispositive Power   117,333
                                            -----------------------------------
               (10) Shared Dispositive Power    0
                                            -----------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person    117,333
                                                                    -----------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         -----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   7.8%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
     Above Persons
     LEONARD C. PERHAM
     --------------------------------------------------------------------------

-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                              ---------------------------------
-------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e)
             --------

-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                             ----------------------------------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                                ---------------------------------------
Each Report-   (8)  Shared Voting Power  34,833
ing Person                              ---------------------------------------
With           (9)  Sole Dispositive Power   34,833
                                            -----------------------------------
               (10) Shared Dispositive Power     0
                                            -----------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   34,833
                                                                  -------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions)   X
                   ----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  2.3%
                                                      -------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                   ----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons   ALAN B. KALIN
                         ------------------------------------------------------
-------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)

-------------------------------------------------------------------------------
     (3)  SEC Use Only

-------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF

-------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
                             ------------
-------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization    USA
                                                -------------------------------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                                ---------------------------------------
Each Report-   (8)  Shared Voting Power  12,333
ing Person                              ---------------------------------------
With           (9)  Sole Dispositive Power   12,333
                                            -----------------------------------
               (10) Shared Dispositive Power         0
                                            -----------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   12,333
                                                                   ------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         ------
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .8%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                   ----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above
     Persons   JOHN C. BOLGER
               ----------------------------------------------------------------

-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                              ---------------------------------
-------------------------------------------------------------------------------

(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                         ------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization       USA
                                              ---------------------------------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                               ----------------------------------------
Each Report-   (8)  Shared Voting Power 22,222
ing Person                             ----------------------------------------
With           (9)  Sole Dispositive Power   22,222
                                            -----------------------------------
               (10) Shared Dispositive Power    0
                                            -----------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   22,222
                                                                  -------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         -----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   1.5%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                   ----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
     (1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons ROGER S. KIRK
                         ------------------------------------------------------
-------------------------------------------------------------------------------

     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)

-------------------------------------------------------------------------------
     (3)  SEC Use Only

-------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
                                                    ---------------------------
-------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
                             -------
-------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization    USA

-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                                ---------------------------------------
Each Report-   (8)  Shared Voting Power  34,556
ing Person                              ---------------------------------------
With           (9)  Sole Dispositive Power   34,556
                                            -----------------------------------
               (10) Shared Dispositive Power    0
                                            -----------------------------------

-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   34,556
                                                                  -------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)    X
                          ----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   2.3%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons PATRICK W. HURLEY
              -----------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                             ----------------------------------
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                        -------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                             ----------------------------------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                               ----------------------------------------
Each Report-   (8)  Shared Voting Power  30,333
ing Person                             ----------------------------------------
With           (9)  Sole Dispositive Power   30,333
                                       ----------------------------------------
               (10) Shared Dispositive Power     0
                                                -------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person   30,333
                                                                   ------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         -----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   2%
                                                       ----
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                  -----------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
     Above Persons    ROY A. WRIGHT (IRA)
                     -----------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)        PF
                                               ---------------------------
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                        ------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                                 ------------------------------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                              -----------------------------------------
Each Report-   (8)  Shared Voting Power  12,333
ing Person                              ---------------------------------------
With           (9)  Sole Dispositive Power   12,333
                                           ------------------------------------
               (10) Shared Dispositive Power    0
                                           ------------------------------------

-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   12,333
                                                                   ------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         -----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .8%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   EP
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
     Above Persons    RICHARD T. TARRANT (IRA)
                     ----------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                               --------------------------------
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                        --------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                            -----------------------------------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                               ----------------------------------------
Each Report-   (8)  Shared Voting Power  12,333
ing Person                             ----------------------------------------
With           (9)  Sole Dispositive Power   12,333
                                            -----------------------------------
               (10) Shared Dispositive Power    0
                                            -----------------------------------

-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   12,333
                                                                  -------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         -----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .8%
                                                       ------------------------
(14) Type of Reporting Person (See Instructions)   EP
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
     Above Persons  JOHN J. BARTKO (IRA)
                   ------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                               --------------------------------

(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                        -------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                            -----------------------------------
Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                               ----------------------------------------
Each Report-   (8)  Shared Voting Power  12,333
ing Person                             ----------------------------------------
With           (9)  Sole Dispositive Power   12,333
                                            -----------------------------------
               (10) Shared Dispositive Power     0
                                            -----------------------------------

-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   12,333
                                                                   ------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         -----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .8%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   EP
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons CALVIN L. REED AND LINDA ENG REED REVOCABLE LIVING TRUST
              -----------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)      PF
                                           ------------------------------------

(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                        --------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                           -----------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                               ----------------------------------------
Each Report-   (8)  Shared Voting Power    23,433
ing Person                             ----------------------------------------
With           (9)  Sole Dispositive Power   23,433
                                            -----------------------------------
               (10) Shared Dispositive Power     0
                                            -----------------------------------

-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   23,433
                                                                   ------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         ------
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   1.6%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
     Above Persons  THELMER AALGAARD
                   ------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                             ----------------------------------
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                        ------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                            -----------------------------------
-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                              -----------------------------------------
Each Report-   (8)  Shared Voting Power  82,973
ing Person                             ----------------------------------------
With           (9)  Sole Dispositive Power  82,973
                                            -----------------------------------
               (10) Shared Dispositive Power    0
                                            -----------------------------------

-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   82,973
                                                                 --------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         ------
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   5.5%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
     Above Persons  DOUGLAS BROYLES
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                              ---------------------------------

-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
     Items 2(d) or 2(e)
                         -------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                            -----------------------------------

-------------------------------------------------------------------------------

Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                               ----------------------------------------
Each Report-   (8)  Shared Voting Power  12,333
ing Person                               --------------------------------------
With           (9)  Sole Dispositive Power   12,333
                                            -----------------------------------
               (10) Shared Dispositive Power     0
                                               --------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   12,333
                                                                   ------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)    X
                          ----
-------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   .8%
                                                            -------------------
-------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons MICHAEL L. KNAPP
             ------------------------------------------------------------------
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)

-------------------------------------------------------------------------------
(3)  SEC Use Only

-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
                                               --------------------------------

(5) Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e)
              -------
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization    USA
                                            -----------------------------------
-------------------------------------------------------------------------------
Shares Bene-
ficially       (7)  Sole Voting Power   0
Owned by                               ----------------------------------------
Each Report-   (8)  Shared Voting Power  34,733
ing Person                             ----------------------------------------
With           (9)  Sole Dispositive Power   34,733
                                            -----------------------------------
               (10) Shared Dispositive Power         0
                                            -----------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   34,733
                                                                   ------------
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
                         -----
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   2.3%
                                                       ------------------------
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
                                                  -----------------------------
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
     (1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Mark Lewis
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization       UK
--------------------------------------------------------------------------------
     Shares Bene-
     ficially            (7)  Sole Voting Power    0
     Owned by                                   --------------------------------
     Each Report-        (8)  Shared Voting Power  12,333
     ing Person                                   ------------------------------
     With                (9)  Sole Dispositive Power   12,333
                                                     ---------------------------
                         (10) Shared Dispositive Power    0
                                                       -------------------------
--------------------------------------------------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   12,333
                                                                        --------
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)      X
                                ------
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11    .8%
                                                            --------------------
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
                                                      --------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Lee B. Stern
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      ----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          ----------------------------------------
     Each Report-        (8)  Shared Voting Power    11,000
     ing Person                        ----------------------------------------
     With                (9)  Sole Dispositive Power   11,000
                                       ----------------------------------------
                         (10) Shared Dispositive Power    0
                                       ----------------------------------------
-------------------------------------------------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  11,000
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11       .7%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Raymond L. Staepelaere
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                        ---------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                            ---------------------------------------
     Each Report-        (8)  Shared Voting Power  30,378
     ing Person                         ----------------------------------------
     With                (9)  Sole Dispositive Power   30,378
                                        ----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   30,378
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   2%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos.
          of Above Persons

          Robert S. & Julia G. Reis Trust Agreement Dated July 3, 1996
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power  22,200
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power   22,200
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   22,200
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   1.5%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Robert L. & Sharon K. Yoerg
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power  111,111
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power   111,111
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   111,111
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   7.4%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Alan H. Huggins
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power  22,200
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power   22,200
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   22,200
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)    X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   1.5%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Steve Zungul
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power  29,000
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power   29,000
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   29,000
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   1.9%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Jeffrey B. Stern
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power    11,000
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power    11,000
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   11,000
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11       .7%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          David M. Butze IRA Acct # 818-73-D81
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power 3,000
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power   3,000
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person   20,000
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11       1.3%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   EP
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Roland M. Webb
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power 33,334
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power  33,334
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  33,334
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   2.2%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Bert B. & Adrena F. Valdez
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power   44,446
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power  44,446
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  44,446
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   3%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Ilan Bender
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power 33,334
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power   33,334
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person    33,334
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11  2.2%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Monica Kopp Butze UTA Charles Schwab & Co., Inc.,  IRA Rollover
          DTD 8/2/95, Acct. #SR 2003-6975
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power 17,000
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power   17,000
                                       -----------------------------------------
                         (10) Shared Dispositive Power         20,000
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  20,000
--------------------------------------------------------------------------------
     (12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11  1.3%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   EP
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Duane Rayburn
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power 33,334
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power 33,334
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  33,334
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   2.2%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Joel G. Sakamoto
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power 30,000
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power 30,000
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  30,000
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   2%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Eric A. McAfee
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially            (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-        (8)  Shared Voting Power 70,000
     ing Person                        -----------------------------------------
     With                (9)  Sole Dispositive Power 70,000
                                       -----------------------------------------
                         (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  70,000
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11   4.7%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3
--------------------------------------------------------------------------------
     (1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
          Above Persons
          Annemarie Staepelaere
--------------------------------------------------------------------------------
     (2)  Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) x
          (b)
--------------------------------------------------------------------------------
     (3)  SEC Use Only
--------------------------------------------------------------------------------
     (4)  Source of Funds (See Instructions)         PF
--------------------------------------------------------------------------------
     (5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to
          Items 2(d) or 2(e)
--------------------------------------------------------------------------------
     (6)  Citizenship or Place of Organization   USA
     Shares Bene-                      -----------------------------------------
     ficially       (7)  Sole Voting Power   0
     Owned by                          -----------------------------------------
     Each Report-   (8)  Shared Voting Power    16,500
     ing Person                        -----------------------------------------
     With           (9)  Sole Dispositive Power    16,500
                                       -----------------------------------------
                    (10) Shared Dispositive Power         0
                                       -----------------------------------------
     (11) Aggregate Amount Beneficially Owned by Each Reporting Person  16,500
--------------------------------------------------------------------------------
     (12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)   X
--------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11       1.1%
--------------------------------------------------------------------------------
     (14) Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Myron Crawford (IRA)
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)

-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                              ------------------------------------
     Each Report-   (8)  Shared Voting Power      28,880
     ing Person                            ------------------------------------
     With           (9)  Sole Dispositive Power   28,880
                                               --------------------------------
                    (10) Shared Dispositive Power         0
                                               --------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  28,880
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   1.9%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   EP
-------------------------------------------------------------------------------

CUSIP No.  60520020-3
-------------------------------------------------------------------------------
(1)  Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of
     Above Persons David J. Staepelaere
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                            --------------------------------------
     Each Report-   (8)  Shared Voting Power      16,500
     ing Person                          --------------------------------------
     With           (9)  Sole Dispositive Power   16,500
                                         --------------------------------------
                    (10) Shared Dispositive Power         0
                                         --------------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  16,500
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
      Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   1.1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Curtis Valdez
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                                    ------------------------------
     Each Report-   (8)  Shared Voting Power      4,445
     ing Person                                  ------------------------------
     With           (9)  Sole Dispositive Power   4,445
                                                 ------------------------------
                    (10) Shared Dispositive Power         0
                                                 ------------------------------
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  4,445
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11     .3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Russel Valdez
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power        0
     Owned by                                    ------------------------------
     Each Report-   (8)  Shared Voting Power      4,445
     ing Person                                  ------------------------------
     With           (9)  Sole Dispositive Power   4,445
                                                 ------------------------------
                    (10) Shared Dispositive Power         0
                                                 ------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   4,445
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Adrianna Parker
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)         PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                               -----------------------------------
     Each Report-   (8)  Shared Voting Power      4,445
     ing Person                                  ------------------------------
     With           (9)  Sole Dispositive Power   4,445
                                                 ------------------------------
                    (10) Shared Dispositive Power         0
                                                 ------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  4,445
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .3%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Renee Michaels
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)    PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                            --------------------------------------
     Each Report-   (8)  Shared Voting Power 2,220
     ing Person                          --------------------------------------
     With           (9)  Sole Dispositive Power   2,220
                                         --------------------------------------
                    (10) Shared Dispositive Power    0
                                         --------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   2,220
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Mike Aalgaard
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)    PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                          ----------------------------------------
     Each Report-   (8)  Shared Voting Power 2,220
     ing Person                        ----------------------------------------
     With           (9)  Sole Dispositive Power   2,220
                                       ----------------------------------------
                    (10) Shared Dispositive Power    0
                                       ----------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  2,220
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11        .1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Bruce Aalgaard
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)    PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                          ----------------------------------------
     Each Report-   (8)  Shared Voting Power 2,220
     ing Person                        ----------------------------------------
     With           (9)  Sole Dispositive Power   2,220
                                       ----------------------------------------
                    (10) Shared Dispositive Power    0
                                                 ------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  2,220
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
      (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11    .1%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Daniel B. Stern
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)    PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                          ----------------------------------------
     Each Report-   (8)  Shared Voting Power 11,000
     ing Person                        ----------------------------------------
     With           (9)  Sole Dispositive Power   11,000
                                       ----------------------------------------
                    (10) Shared Dispositive Power    0
                                       ----------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  11,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11      .7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3
-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons January S. Scarpino
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)    PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                          ----------------------------------------
     Each Report-   (8)  Shared Voting Power 11,000
     ing Person                        ----------------------------------------
     With           (9)  Sole Dispositive Power   11,000
                                       ----------------------------------------
                    (10) Shared Dispositive Power    0
                                       ----------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person  11,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11   .7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

CUSIP No.  60520020-3

-------------------------------------------------------------------------------
(1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Kenneth B. Stern
-------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) x
     (b)
-------------------------------------------------------------------------------
(3)  SEC Use Only
-------------------------------------------------------------------------------
(4)  Source of Funds (See Instructions)    PF
-------------------------------------------------------------------------------
(5)  Check if Disclosure of Legal Proceeding Is Required Pursuant to Items
     2(d) or 2(e)
-------------------------------------------------------------------------------
(6)  Citizenship or Place of Organization   USA
-------------------------------------------------------------------------------
     Shares Bene-
     ficially       (7)  Sole Voting Power   0
     Owned by                          ----------------------------------------
     Each Report-   (8)  Shared Voting Power 11,000
     ing Person                        ----------------------------------------
     With           (9)  Sole Dispositive Power   11,000
                                       ----------------------------------------
                    (10) Shared Dispositive Power    0
                                       ----------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person   11,000
-------------------------------------------------------------------------------
(12)  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
      Instructions)   X
-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11    .7%
-------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)   IN
-------------------------------------------------------------------------------

Introduction.

   This Amendment No. 2 to Schedule 13D is being filed on behalf of Berg & Berg Enterprises, Inc. ("BBE") for itself and the other members of the group listed on Exhibit 1 (the "Berg Group"). Effective November 12, 1997, Mission West Properties (the "Issuer") entered into a Stock Purchase Agreement (the "Agreement") pursuant to which the Issuer sold 1,250,000 shares of its common stock (the "Common Stock") following the effectiveness of a 1-for-30 reverse split on the Common Stock (the "Reverse Split") in a private placement transaction for a purchase price of $5,625,000 in cash, or $4.50 per share. In connection with the purchase of the Common Stock, certain purchasers executed a Voting Rights Agreement, dated November 12, 1997, by and among such purchasers and BBE (the "Voting Agreement"), a copy of which is attached hereto as Exhibit 3. By execution of the Voting Agreement, such purchasers became members of the Berg Group. The Berg Group is now the beneficial owner of a total of 1,097,959 shares of Common Stock (the "Shares"), representing 73.1% of the 1,501,104 shares of Common Stock outstanding. There were 1,501,104 shares of Common Stock outstanding as of November 12, 1997.

   Other than as set forth below, to the best knowledge of BBE and the other members of the Berg Group, there have been no material changes to the information set forth in Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on June 6, 1997 and Amendment No. 1 to Schedule 13D filed with the Commission on August 14, 1997 ("Amendment No. 1") by BBE and the other members of the Berg Group. This statement is being filed pursuant to Rule 13d-2(a) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i) to provide supplemental information, (ii) to disclose purchases of Shares by certain persons as members of the Berg Group and as additional reporting persons on November 12, 1997 (the "New Members"), (iii) to update all information provided in Amendment No. 1, (iv) to reflect inclusion of the New Members' Shares, and (v) to report the change in the beneficial ownership of the Berg Group in a single joint filing pursuant to Rule 13d-1(f)(2) promulgated under the Exchange Act.

Item 1.  Security and Issuer:

The principal executive offices of the Issuer are now located at 10050 Bandley Drive, Cupertino, California 95014.

Item 2.  Identity and Background:

         (a-c) The attached Exhibit 1 provides the following information with respect to each member of the Berg Group (not including information with respect to the affiliates of BBE for whom disclosure has previously been provided): (i) name; (ii) residence or business address; (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted; and
         (iv) citizenship.

         (d) None of the members of the Berg Group has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the members of the Berg Group was, during the last five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) See Exhibit 1 for citizenship information for each member of the Berg Group.

Item 3.  Source and Amount of Funds and Other Consideration.

         The consideration paid for the Shares purchased pursuant to the Agreement and for which this Amendment No. 2 to Schedule 13D is being filed was $4,040,838. The source of funds for such purchase was personal funds of members of the Berg Group.

Item 4.  Purpose of Transaction.

         The purpose of the acquisition of the Shares by members of the Berg Group was to continue the control of the Issuer for which disclosure was provided in the original Schedule 13D filed by BBE on June 6, 1997.

Item 5.  Interest in Securities of the Issuer

         (a) The members of the Berg Group are the beneficial owners of the Shares, which represent 73.1% of the outstanding shares of Common Stock. Each member of the Berg Group is the record holder of that number of shares of Common Stock set forth opposite such member's name on Exhibit 2.

         (b) Upon becoming a record holder, each member of the Berg Group will have the sole power to dispose of the Shares owned of record by such member of the Berg Group, and each member of the Berg Group will share voting power with respect to the Shares with Carl E.
         Berg, as agent of BBE, pursuant to the Voting Rights Agreement attached as Exhibit 4 to Amendment No. 1 and/or the Voting Agreement attached as Exhibit 3 hereto and summarized below. The affiliates of BBE, as disclosed in Amendment No. 1, will continue to share indirect dispositive power and voting power with respect to the Shares owned of record by BBE because each may be deemed to control the actions of BBE with respect to the Shares owned of record by BBE.

         (c) During the past 60 days, no members of the Berg Group nor, to the best knowledge of the members of the Berg Group, has any other person named in Exhibit 1, effected any transaction with respect to the Common Stock, except as reported herein. See "Introduction" for a description of the transaction.

         (d) Each member of the Berg Group will have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of the Shares owned of record by such member as set forth in Exhibit 2.

         (e) Inapplicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         VOTING AGREEMENT

         The following summary of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Rights Agreement, a copy of which is attached hereto as
         Exhibit 3.

         SHARES SUBJECT TO VOTING AGREEMENT

         Certain shares of Common Stock acquired pursuant to the Agreement (the "Voting Shares"), and all shares issued on, or in exchange for, any of such Voting Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Issuer are subject to the Voting Agreement.

         VOTING

         Each member of the Berg Group has agreed to vote such member's Voting Shares as directed by Carl Berg, on behalf of BBE, on all matters submitted to a vote of the shareholders of the Issuer.

         TERMINATION

         The Voting Agreement terminates at the earliest of the following dates: (i) upon any sale of the Voting Shares pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), but in such event the Voting Agreement shall terminate only as to the Voting Shares so sold; (ii) upon a sale of the Voting Shares pursuant to Rule 144 promulgated under the Securities Act, but in such event the Voting Agreement shall terminate only as to the Voting Shares so sold; or
         (iii) two (2) years after the effective date of the Voting
         Agreement.

         REGISTRATION RIGHTS

         The following summary of the registration rights provided pursuant to the Agreement does not purport to be complete and is qualified in its entirety by reference to Appendix II to the Agreement, a copy of which is attached hereto as Exhibit 4.

         All purchasers of the Shares pursuant to the Agreement received a right to request registration of Registrable Securities (as that term is defined in Appendix II to the Agreement) under the Securities Act of 1933, as amended (the "Act"), a right to request that Registrable Securities be included in a registration statement under the Act proposed by the Issuer, and a right to request registration of the Registrable Securities on a "shelf" registration statement pursuant to the Act. There are certain prerequisites that must be met before the Issuer is obligated to effect any registration and the Issuer has certain obligations with respect to registration. With respect to any registration statement filed pursuant to the Act, the Issuer and each holder of Registrable Securities included the registration statement have agreed to indemnify the other with respect to any losses, claims, damages or liabilities based upon any statements, omissions or violations resulting from the registration.

         JOINT FILING

         Pursuant Rule 13d-1(f) promulgated under the Exchange Act, the New Members have authorized Carl E. Berg and Michael L. Knapp to execute and file this statement, and any amendment or amendments hereto by execution of a Subscription Agreement and a power of attorney in the forms attached hereto as Exhibit 5. All New Members executed such documents. Authority to execute this statement and any amendments hereto for all other members of the Berg Group was previously filed with the Commission in connection with the filing of the original
         Schedule 13D and Amendment No. 1.

Item 7.  Material to be Filed as Exhibits.

         Exhibit 1.  Members of the Berg Group

         Exhibit 2.  Schedule of Members Shares

         Exhibit 3.  Voting Rights Agreement, dated November 12, 1997

         Exhibit 4.  Registration Rights (Appendix II to Agreement)

         Exhibit 5.  Forms of Subscription Agreement and Power of Attorney






                 [Remainder of page intentionally left blank]

         SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Date: November 24, 1997

By: /s/ Carl E. Berg                  By:  /s/ Carl E. Berg, attorney-in-fact
   -------------------------------        -------------------------------------
        Carl E. Berg                           Clyde J. Berg

Signing as President and Chief            Signing as General Partner of Berg &
Financial Officer of Berg & Berg          Berg Developers and as Trustee of the
Enterprises, Inc., on behalf of           1981 Kara Ann Berg Trust dated 6/25/81
all members of the Berg Group,
as General Partner of Berg &
Berg Developers, as an individual,
and as attorney-in-fact for the
New Members